Exhibit 1.1

AMENDMENT LETTER

March 11, 2022

FirstMark Horizon Acquisition Corp.

100 Fifth Avenue, 3rd Floor

New York, NY 10011

Attention:	Eric Cheung
Secretary and General Counsel

Dear Eric:

Reference is made to the letter agreement dated September 19, 2021 (the “Letter Agreement”) by and between FirstMark Horizon Acquisition Corp. (the “Company”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), whereby the Company engaged Credit Suisse to act as its financial advisor and equity capital markets advisor with respect to a Transaction. Capitalized terms used but not defined in this letter (the “Amendment Letter”) have the meanings given to them in the Letter Agreement. For good and valuable consideration, the receipt of which the parties hereby acknowledge, the Company and Credit Suisse agree as follows:

The first paragraph of Section 2. Compensation of the Letter Agreement is hereby amended and restated, in its entirety, and replaced with the following:

“The Company acknowledges that Credit Suisse acted as an underwriter in the Company’s initial public offering for which role, as an underwriter, Credit Suisse received compensation pursuant to an Underwriting Agreement between the Company and Credit Suisse dated, October 5, 2020 (the “IPO Underwriter Agreement”). The Company acknowledges that, should the Company consummate a business combination, Credit Suisse, as underwriter, will receive additional compensation from the Company as provided in the Underwriting Agreement. Notwithstanding the foregoing, Credit Suisse and the Company agree that the Company shall pay Credit Suisse a Deferred Discount (as defined in the IPO Underwriting Agreement) of $9,990,000 in the aggregate under the same terms of the IPO Underwriting Agreement, and that payment of such amounts will satisfy in full the Company’s obligation to pay the Deferred Discount under Section 2 of the IPO Underwriting Agreement. Except as specifically set forth herein, the IPO Underwriting Agreement will be and is unchanged and will remain in full force and effect.”

Except as specifically set forth herein, the Letter Agreement will be and is unchanged and will remain in full force and effect. Furthermore, all obligations of the Company and Credit Suisse under the Letter Agreement that by its terms survive its termination (including the Company’s obligations pursuant to Section 6 of the Letter Agreement and Annex A thereto) shall not be terminated or otherwise modified by this Amendment Letter, and such obligations are ratified hereby and shall remain in full force and effect.

THIS AMENDMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The parties hereto consent to the exclusive jurisdiction of the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, in each case sitting in New York County, and agree to venue in such courts. CREDIT SUISSE AND THE COMPANY EACH HEREBY AGREES TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER CLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS AMENDMENT. This Amendment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Amendment Letter by electronic transmission will be effective as delivery of a manually executed counterpart hereof. The Letter Agreement as amended by this Amendment Letter is the only agreement that the parties have entered into with respect to the transactions contemplated thereunder, and sets forth the entire understanding of the parties with respect thereto and supersedes any prior written or oral agreements among the parties hereto with respect to the Transaction.

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Please confirm your agreement with the foregoing by signing and returning a copy of this Amendment Letter.

Very truly yours,
CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Cullen C Lee
Name:	Cullen C Lee
Title:	Managing Director

Accepted and agreed to as of the date first written above:

FIRSTMARK HORIZON ACQUISITION CORP.

By:	/s/ Amish Jani
Name:	Amish Jani
Title:	President